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                                                                    EXHIBIT 99.1

[LOGO OF WHITTAKER CORPORATION]                                     NEWS RELEASE

               WHITTAKER CORPORATION
               1955 N. Surveyor Avenue, Simi Valley, California 93063
               805/526-5700

               Release:  May 12, 1998

               Contact:  John K. Otto
                         Chief Financial Officer
                         (805) 526-5700, ext. 662

   WHITTAKER CORPORATION ANNOUNCES PRELIMINARY SECOND QUARTER AEROSPACE GROUP
                   OPERATING RESULTS AND NEW CREDIT FACILITY

AEROSPACE GROUP OPERATING RESULTS
---------------------------------

     SIMI VALLEY, CA, May 12, 1998--Whittaker Corporation (NYSE:WKR) announced today that it expects to report later this month record Aerospace group sales and operating profit for the second fiscal quarter of 1998. Sales of the Aerospace group are anticipated to increase to approximately $33.0 million, a 14.0% increase from the first quarter of 1998 and a 55.7% increase from the prior year's second quarter. Operating profit of the Aerospace group is expected to increase to approximately $11.6 million in the second quarter, a 43.8% increase from the first quarter of 1998 and a 132.7% increase from the prior year's second quarter. The Company expects to report on May 26 its total results of operations for the second quarter of 1998 including general corporate expenses, interest expense, and the operating results of its Integration Services segment.

NEW CREDIT FACILITY
-------------------

     The Company also announced that it has received a commitment from CIBC Oppenheimer for an underwritten $85,000,000 credit facility. The facility will consist of a $40 million five-year term loan and a $45 million three-year revolving credit facility. Initial proceeds of the facility will be used to repay all of the approximately $71.5 million of debt outstanding under the Company's existing bank credit facility. In addition, the Company expects to use the credit facility to finance strategic aerospace acquisitions that will leverage the Company's position in the aerospace valve and fire and overheat detector markets. Interest rates under the new credit facility will be substantially lower than interest rates under the current credit facility. The Company expects to close and fund the new credit agreement within the next several weeks.

                                    *  *  *

     Statements made herein that are not based on historical fact are "forward looking statements" within the meaning of the Private Litigation Reform Act of 1995. Actual results could differ from these forward looking statements for many reasons including failure to retain customers or to attract new customers, development of competing products, and delays in developing new products and markets.

     Whittaker Corporation develops innovative fluid control and fire safety systems for aerospace and industrial applications and turnkey data networking solutions for hospitals and other enterprises. For additional information on Whittaker, contact the Internet Home Page at http://www.wkr.com.

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